Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-225242 on Form S-4 of our reports dated February 15, 2018, relating to the financial statements of CYS Investments, Inc., and the effectiveness of CYS Investments, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CYS Investments, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 15, 2018